Points International Ltd. Reports 32% Year-Over-Year Growth in Business Metrics for August 2007

Company Remains Positioned for a Strong Second Half of 2007

TORONTO, September 10, 2007, Points International Ltd. (TSX: PTS; OTCBB: PTSEF), the world’s leading loyalty reward solutions provider and owner of the Points.com portal, today announced its business metrics for the month of August 2007. The Company reported a 32% year-over-year increase in overall points/miles transacted for the month of August, bringing cumulative points/miles transacted up 47% year-over-year to 30.1 billion.

"We were pleased with our August metrics as we reported solid sequential growth in our Private Branded channels and continued to build on our position as the largest provider of loyalty solutions," said Rob MacLean, Chief Executive Officer of Points International. "We are signing up new partners and expanding our existing relationships while remaining focused on launching new products and strengthening our operational efficiencies."

Other August highlights include:

  Points/miles transacted by Private Branded Channels increased 38% year-over-year bringing cumulative points/miles transacted to 26.7 billion.

  Points/miles transacted by Points.com Channels grew 7% sequentially to 113.2 million.

  Cumulative points/miles transacted reached 3.4 billion, a 65% increase year-over-year.

  The Company added more than 27,900 registered users during August, bringing cumulative registered users on Points.com to 1.7 million, a 26% year-over-year increase.

Points International Ltd.
Business Metrics

			Aug-07 vs.		Aug-07 vs.
	Aug-07	Jul-07	Jul-07	Aug-06	Aug-06

TOTAL ALL CHANNELS

Points/Miles Transacted	862,215,085	839,963,302	3%	655,673,994	32%
# of Points/Miles Transactions	91,055	90,137	1%	69,568	31%
Cumulative Points/Miles Transacted	30,136,736,414	29,274,521,329	3%	20,467,662,702	47%

PRIVATE BRANDED CHANNELS

Points/Miles Transacted	748,968,536	734,210,462	2%	541,255,032	38%
# of Points/Miles Transactions	84,360	83,628	1%	61,385	37%
Cumulative Points/Miles Transacted	26,713,104,164	25,964,135,628	3%	18,387,846,975	45%

POINTS.COM CHANNELS

Points/Miles Transacted	113,246,549	105,752,840	7%	114,418,962	-1%
# of Points/Miles Transactions	6,695	6,509	3%	8,183	-18%
Cumulative Points/Miles Transacted	3,423,632,250	3,310,385,701	3%	2,079,815,727	65%
Cumulative Registered Users	1,737,490	1,709,572	2%	1,381,406	26%

Points International’s monthly business metrics can be found on the Investor relations section of the Company’s website at: http://www.points.com/static/corporate/investor_overview.html

About Points International Ltd.

Points International Ltd. is the owner and operator of Points.com, the world’s leading reward-program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world’s leading reward programs. Participating programs include American Airlines AAdvantage® program, American Express® Membership Rewards®, Aeroplan®, AsiaMiles(TM), Cendant TripRewards®, Delta SkyMiles®, Gold Points Reward Network, InterContinental Hotels Group’s Priority Club® Rewards, and S&H greenpoints. Redemption partners include Amazon.com® and Starbucks.

Website: http://www.points.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and forward-looking information within the meaning of the "safe harbor" provisions of applicable Canadian provincial securities legislation (collectively "forward-looking statements"). These forward-looking statements relate to our objectives, strategic plans and business development goals and may also include other statements that are predictive in nature or that depend upon or refer to future events or conditions and can generally be identified by words such as "will", "may", "expects," "anticipates," "intends," "plans," "believes," "estimates" or similar expressions In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These statements are not historical facts but instead represent only the Company’s expectations, estimates and projections regarding future events. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict. Undue reliance should not be placed on such statements. Certain material factors, assumptions or estimates are applied in making forward-looking statements. Known and unknown factors could cause actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially are referred to in the body of this news release and also include the risks and uncertainties discussed herein, the matters set forth under "Risks and Uncertainties" contained in the Company’s Annual Information Form filed with applicable securities regulators and the factors detailed in the Company’s other filings with applicable securities regulators, including the factors detailed in the Company’s annual and interim financial statements and the notes thereto. Readers of this press release are cautioned that forward-looking statements are not guarantees of future performance.

The Company does not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:
Anthony Lam, CA, CFO	Alex Wellins or Brinlea Johnson
Points International Ltd.	The Blueshirt Group
(416) 596-6382	(415) 217-7722
anthony.lam@points.com	alex@blueshirtgroup.com